Exhibit 10.39

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between KOSAN BIOSCIENCES INCORPORATED, a Delaware corporation having an address at 3832 Bay Center Place, Hayward, CA 94545 (the “Company”), and MARGARET A. HORN, an individual, having an address at _________________, (“Consultant”), effective as set forth in Section 8.3 herein.

RECITALS

WHEREAS, Consultant previously served as the Company’s Senior Vice President, Legal and Corporate Development and General Counsel and has resigned her employment effective August 24, 2007;

WHEREAS, given her prior service to the Company, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

WHEREAS, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES. Consultant shall provide consulting services to the Company, the specific nature and amount of which shall be as described generally in Exhibit A and in accordance with the Company’s more specific instructions. Exhibit A lists Consultant’s main contact person for the Services, and this person will be the primary source of Company’s more specific instructions regarding the Services. The Company may change Consultant’s main contact upon written notice. Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other directions, using Consultant’s highest degree of professional skill and expertise.

Consultant shall render the Services at such times and in such quantities as are set forth in Exhibit A. Consultant shall perform the Services at the Company’s principal place of business, another Company location, or at other places set forth in Exhibit A.

2. COMPENSATION. Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this Agreement.

3. AMENDMENTS TO EXHIBIT A. Exhibit A sets forth the specifics of the Services, the location of the Services and compensation for the Services as of the Effective Date. Exhibit A may only be amended by a writing signed by an authorized representative of each party (in the case of the Company, a person having a seniority level of Senior Vice President or higher).

4. INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold Consultant out as, or give any person any reason to believe that Consultant is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for the Company, provided that, during the term of this Agreement, Consultant may not provide services (as a consultant, employee, or in any other status) to a competing entity of the Company, or engage in activities that compete with the Company or that otherwise conflict with his duties to the Company hereunder.

5. NO SOLICITATION. During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or independent contractor of the Company to terminate his or her employment or contractor relationship, as applicable, with the Company.

6. CONFIDENTIAL INFORMATION.

6.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential or proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans, business practices or strategies. Such confidential or proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential or proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that any Information provided to Consultant prior to the Effective Date shall be considered “Information” and protected hereunder.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

6.2 Other Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies with which Consultant has or has had a consulting or other relationship, if any, and that Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

6.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, both during the term of Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

7. INVENTIONS.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to Consultant’s performance of the Services for the Company or pursuant to any services provided to the Company prior to the Effective Date (together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly, Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect or enforce the Consulting Inventions. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

7.3 Proprietary Information and Inventions of Concurrent Employers. The Company acknowledges that Consultant may be concurrently employed by others during the course of this Agreement. The Company shall have no rights to the proprietary information or inventions developed by Consultant during the course of his employment with such concurrent employers.

8. RELEASE OF CLAIMS. In exchange for the compensation and benefits to be provided to Consultant by the Company pursuant to this Agreement (including the continued vesting of Consultant’s Stock Options as set forth in Exhibit A), Consultant hereby provides the following Release:

8.1 General Release. Consultant hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date that Consultant signs this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to Consultant’s employment with the Company or the termination of that employment; (2) all claims related to Consultant’s compensation or benefits, including salary, bonuses, relocation benefits, housing assistance, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

8.2 Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Consultant may have pursuant to any written indemnification agreement to which she is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, Consultant understands that nothing in this Release prevents her from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Consultant acknowledges and agrees that she shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Consultant hereby represents and warrants that, other than the Excluded Claims, she is not aware of any claims she has or might have against any of the Released Parties that are not included in the Released Claims.

8.3 ADEA Waiver. Consultant acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraphs is in addition to anything of value to which she is already entitled. Consultant further acknowledges that she has been advised by this writing that: (1) her waiver and release do not apply to any rights or claims that may arise after the date she signs this Agreement; (2) she should consult with an attorney prior to signing this Agreement (although she may choose voluntarily not to do so); (3) she has twenty-one (21) days to consider this release (although she may choose voluntarily to sign this Agreement earlier); (4) she has seven (7) days following the date she signs this Agreement to revoke this ADEA waiver by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date she signs it provided that she does not revoke the ADEA Waiver contained in this Section 8.3 (the “Effective Date”).

8.4 Section 1542 Waiver. CONSULTANT UNDERSTANDS THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Consultant acknowledges that she has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Consultant hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to her release of claims herein, including but not limited to my release of unknown and unsuspected claims.

8.5 Representations. Consultant hereby represents and warrants that: (1) she has been paid all compensation owed and for all hours worked; (2) she has not earned and is not owed any bonus or incentive compensation; (3) she is not owed any relocation benefits; (4) she has received all the leave and leave benefits and protections for which she is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (5) she has not suffered any on-the-job injury for which she has not already filed a workers’ compensation claim.

8.6 Covenants. Consultant further agrees: (1) not to disparage any of the Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations (although she may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Released Parties; and (3) to reasonably cooperate with the Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with either or both parties’ actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Consultant’s employment.

9. TERMINATION. Either party may terminate this Agreement at any time by giving the other party thirty (30) days written notice. Either party may terminate this Agreement upon written notice in the case of material breach of the terms of this Agreement by the other party, if such breach remains uncured thirty (30) days after written notice of such breach is sent by the terminating party. In the event of any termination, Consultant shall cease work immediately, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 5, 6, 7, 8, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement. In the event that the Agreement is not terminated earlier as provided herein, it shall expire by its terms, and terminate, on January 3, 2008 unless the parties agree in writing to extend the term of the Agreement.

10. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

11. Assignment; Benefit. This Agreement is for the personal services of Consultant and may not be assigned by Consultant. Consultant may not delegate any of Consultant’s duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity other than an entity (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of the Company’s assets to which the Services relate. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

12. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

13. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of California, without giving effect to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in San Mateo or San Francisco counties, California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

14. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

15. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:

Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545 Attention: Chief Executive Officer	Margaret A. Horn [Address]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KOSAN BIOSCIENCES INCORPORATED	MARGARET A. HORN

/s/ Robert G. Johnson, Jr.	/s/ Margaret A. Horn

PRINTED NAME: Robert G. Johnson, Jr.	PRINT NAME: Margaret A. Horn

TITLE: President & CEO	SOCIAL SECURITY NUMBER:____________________

EXHIBIT A

WORK PLAN; COMPENSATION

Work Plan:

Consultant will provide general consulting services as requested from time to time. Consultant’s primary contact at the Company shall be Robert G. Johnson, M.D., Ph.D., President and Chief Executive Officer.

Term of Service:

Until January 3, 2008, unless earlier terminated in accordance with this Agreement, or extended by mutual written agreement of Consultant and an officer of the Company.

Compensation:

Consultant shall be paid $250 per hour actually spent performing the Services (excluding de minimis Services), not to exceed ten (10) hours per month without the Company’s prior written approval. Payments will be processed within thirty (30) days after receipt by Company of Consultant’s itemized invoice therefor (which invoice shall contain a written description of the day(s) that Consultant provided services, the amount of time, and a description of the provided services with respect to all time invoiced).

Stock Option Awards:

Consultant and the Company agree to the following regarding the stock option grants (the “Options”) provided to Consultant in connection with Consultant’s former employment with the Company:

To the maximum extent consistent with the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and Consultant’s option agreement(s) under the 2006 Plan, Consultant’s service to the Company under the Consulting Agreement shall constitute “Continuous Service” (as defined in the 2006 Plan) and vesting of the Options under the 2006 Plan will continue so long as there is no termination or interruption of Consultant’s Continuous Service. Once a termination or interruption of Consultant’s Continuous Service occurs (which will be no later than the termination of the Consulting Agreement), then Consultant will be entitled to exercise any vested shares subject to the Options under the 2006 Plan within ninety (90) days thereafter (but in no event later than the expiration of the term of such Option as set forth in the option agreement(s)) pursuant to the terms and conditions of the 2006 Plan and Consultant’s option agreement(s).

To the maximum extent consistent with the Company’s 1996 Stock Option Plan (the “1996 Plan”) and Consultant’s option agreement(s) under the 1996 Plan, Consultant’s service to the Company under the Consulting Agreement shall result in Consultant being a “Service Provider” (as defined in the 1996 Plan) and vesting of the Options under the 1996 Plan will continue so long as there is no termination or interruption of Consultant’s status as a Service Provider. Once a termination or interruption of Consultant’s status as a Service Provider occurs (which will be no later than the termination of the Consulting Agreement), then Consultant will be entitled to exercise any vested shares subject to the Options under the 1996 Plan within such period of time as is specified in the Consultant’s option agreement(s) under the 1996 Plan (but in no event later than the expiration of the term of such Option as set forth in the option agreement(s)) pursuant to the terms and conditions of the 2006 Plan and Consultant’s option agreement(s). In the absence of a specified time in the option agreement(s), any Options under the 1996 Plan shall remain exercisable for three (3) months following the termination or interruption of Consultant’s status as a Service Provider.